Exhibit 3.45(a)

3008385

ARTICLES OF INCORPORATION

OF

TITAN HEALTH OF TUALATIN, INC.

I

The name of this corporation is Titan Health of Tualatin. Inc.

II

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

III

The name and address in the State of California of this corporation’s initial agent for service of process is

Marc D. Jang

2150 River Plaza Drive, Suite 185

Sacramento, CA 95833

IV

This corporation is authorized to issue only one class of shares of stock, and the total number of shares which this corporation is authorized to issue is One Thousand (1.000).

V

This corporation is a close corporation. All of the corporation’s issued shares of all classes shall be held of record by not more than thirty-five (35) persons

VI

The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the corporation and its shareholders

VII

The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law

DATED July 17, 2007

/s/ Marc D Jang
Marc D Jang, Incorporator

A0695133

3008385

NCII	CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION

The undersigned certify that:

1.	They are the president and chief financial officer, respectively, of TITAN HEALTH OF TUALATIN, INC., a California close corporation.

2.	Article One of the Articles of Incorporation of this corporation is amended to read as follows:

I

“The name of this corporation is Titan Health of Princeton, Inc.”

3.	The foregoing amendment of Articles of Incorporation has been duly approved by the board of directors.

4.	The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902, California Corporations Code. The total number of outstanding shares of the corporation is one hundred (100). The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

DATE: 08/18/09	/s/ Marc D. Jang
Marc D. Jang, President

DATE: 08/18/09	/s/ Boyd Faust
Boyd Faust, Chief Financial Officer

August 18, 2009

Secretary of State

Corporate Filing Division

1500 11th Street, 3rd Floor

Sacramento, CA 95814

Re:	Use of Corporate Name

To Whom It May Concern:

Titan Health Corporation hereby consents to the use of the name “Titan Health of Princeton Inc.” Titan Health Corporation also consents to the filing of the Certificate of Amendment, of Articles of Incorporation by Titan Health of Tualatin, Inc., changing the name to Titan Health of Princeton, Inc.

TITAN HEALTH CORPORATION, a Delaware corporation

By	/s/ Marc D. Jang
Marc D. Jang
Chief Executive Officer